EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

CONTACTS:
Marina H. Norville
212-640-2832
marina.h.norville@aexp.com

Andrew R. Johnson
212-640-8610
andrew.r.johnson@aexp.com

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS BOARD AUTHORIZES REPURCHASE OF UP TO 120 MILLION SHARES, ANNOUNCES 10 PERCENT DIVIDEND INCREASE

NEW YORK – September 23, 2019 – The board of directors of American Express Company (NYSE: AXP) approved the repurchase of up to 120 million common shares, in accordance with the company’s capital plans that are, from time to time, reviewed and not objected to by the Federal Reserve. This authorization replaces the 41 million shares of common stock remaining from the previous board authorization in 2016. The timing and amount of common shares purchased under the company’s authorized capital plans will depend on various factors, including the company’s business plans, financial performance and market conditions.

Separately, the board of directors approved a $0.04 – or 10 percent – increase in the quarterly dividend on the company’s common stock. The dividend was raised to $0.43 per common share, from $0.39, payable on November 8, 2019 to shareholders of record on October 4, 2019.

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About American Express
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, Accertify, InAuth, corporate card, business travel, and corporate responsibility.

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